Horizons ETFs Management (USA) LLC
One Bryant Park, 39th Floor

May 21, 2013

Exchange Traded Concepts Trust II
2545 S. Kelly Ave. Suite C
Edmond, OK 73013

Re:	Seed Capital Subscription Agreement
Ladies and Gentlemen:
Horizons ETFs Management (USA) LLC serves as the investment sub-advisor to the Exchange Traded Concepts Trust II (the “Trust”). We propose to acquire shares of beneficial interest (the “Shares”) of the Trust for an aggregate price of $100,000, as follows:

	Number of	Price per	Aggregate
Fund	Shares	Share	Price
Horizons S&P 500 Covered Call ETF	2,500	$40.00	$100,000

We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940. We will purchase the Shares for investment purposes and not with the intent of redeeming or reselling. We will purchase the Shares pursuant to Section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

We consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

Exchange Traded Concepts Trust II
May 21, 2013

If you agree to these terms, please acknowledge your agreement and acceptance below.
Sincerely,

Signature: /s/ J. Garrett Stevens Name: J. Garrett Stevens
Title: President

Agreed and accepted as of May 21, 2013:
Exchange Traded Concepts Trust II

Signature: /s/ Robert E. Shea By: Robert E. Shea
Title: EVP and Chief Financial Officer Horizons ETFs Management (USA) LLC